EXHIBIT 99.18

April 13, 2009

VIA HAND DELIVERY WITH COPY BY EMAIL

Mr. Michael W. Klinger
22420 Crooked Creek Road
Cicero, IN 46034

Re:	Notice of Termination of Employment for Cause

Mr. Klinger,

EDCI Holdings, Inc. (“EDCI”) hereby provides you written notice of termination of your employment by EDCI for Cause, subject to approval by EDCI’s Board of Directors, pursuant to the agreement dated October 3, 2008 between EDCI and you (the “MWK CFO Employment Letter”).  Defined terms have the meaning set forth in the MWK CFO Employment Letter unless otherwise noted.

The grounds for such termination for Cause are primarily your willful, deliberate and unauthorized binding, in writing, of Entertainment Distribution Company, LLC (“EDC LLC”) to over $176,000 in improper and unauthorized severance payments – double the approved amounts for the subject employees (the “Double Severance Payments”) – in addition to other specific occurrences of material violations of your responsibilities.  As you know, Section 5.1 of the Severance Pay Policy for Entertainment Distribution Company (USA) LLC (“EDC USA”), adopted by the Board of Directors of EDC LLC on October 3, 2008 and applicable to all employees of EDC USA, provides for severance of one week of base pay for each complete year of service up to a maximum of 10 weeks’ pay.  Your willful and deliberate binding of EDC LLC to $176,000 of improper and unauthorized severance based on 20 weeks’ pay (all of which payments were acknowledged by you as “severance” in several emails you forwarded to me) for each of the subject employees in violation of that policy was clearly a material violation of your responsibilities as an executive of EDCI and its subsidiaries.

Not only never did you dispute or contest that those grossly negligent Double Severance Payments constituted grounds for termination of your employment by EDCI for Cause, instead you acknowledged that those actions were sufficient grounds for termination of your employment by EDCI for Cause and even negotiated for EDCI’s waiver of its right to terminate you for Cause as a result of such Double Severance Payments as a material element of consideration in connection with the separation agreement that you agreed to with EDCI via your email of April 9, 2009 at 3:11 PM EDT (the “Separation Agreement”).

Regarding your letter of April 13, 2009 (received via email at 2:13 PM EDT) (the “MWK April 13 Letter”) purporting to provide notice to EDCI’s Board of Directors of “recent events which qualify as ‘Good Reason’ for [you] to terminate [your] employment following the applicable notice period and receive the severance pay and benefits provided for in [the MWK CFO Employment Letter]”, it is clear that you have fabricated the claims in that letter in an attempt to pre-empt EDCI’s pre-existing, undisputed and acknowledged right to terminate you for Cause.  Although the MWK April 13 Letter was received by me at 4:13AM local time in Australia, 17 hours ahead of my normal pacific standard time, upon being notified of it I immediately cancelled part of my vacation and reviewed thoroughly the MWK April 13 Letter with legal counsel.  As a result of that review, EDCI determined that each of the claims you allege independently constitute Good Reason is either invalid, baseless, spurious and / or immaterial – by your own descriptions – and thus none of such claims constitute valid grounds for termination by you of your employment for Good Reason.

EDCI has scheduled a meeting of its Board of Directors on Tuesday, April 14, 2009 to approve EDCI’s termination of your employment for Cause.  As a result, until you receive any communication to the contrary from me, you are not to report to work or communicate with any employees, customers, vendors, agents, representatives, investors, or creditors of EDCI, EDC LLC or any of their respective subsidiaries or affiliates, except for the communication of timely or urgent matters to me, and are to hold all corporate property in your possession intact – including making no deletions or otherwise destroying any files, emails or other documents existing in any physical or digital format that are in your possession or subject to your control.

Obviously, the Separation Agreement has been breached by your actions and EDCI is therefore released from any obligations it may have under such Separation Agreement.  EDCI also reserves all rights it may have in connection with the MWK CFO Employment Agreement, the Separation Agreement and the MWK April 13 Letter.

Regards,

Signed on behalf of:
Robert L. Chapman, Jr.
Chief Executive Officer

By Matthew K. Behrent
EVP Corporate Development